EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement") is made and entered into by and between DREAM FINDERS HOMES LLC, a Florida limited liability company (the "Company"), and CLINT SZUBINSKI (the "Employee") to become effective as of June 1, 2026 (the "Effective Date").
Background
The Company desires to employ the Employee from the Effective Date until the expiration of the Term of this Agreement, and Employee is willing to be employed by Company during that period, on the terms and subject to the conditions set forth in this Agreement.
Agreement
In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:
1.Representations and Warranties. The Employee represents and warrants to the Company that as of the Effective Date, Employee is not bound by any restrictive covenants (including, without limitation, any non-competition or non-solicitation provisions or restrictions with respect to any prior employers or other engagements to perform work) and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Employee's acceptance of continued employment or the performance of all duties and services to the fullest extent of the Employee's ability and knowledge. The Employee agrees to indemnify and hold the Company harmless for any liability the Company and/or Employee may incur as the result of the existence of any such covenants, obligations, or commitments, provided, however, the Company shall defend the Employee with counsel acceptable to the Company with respect to any claim, controversy, or demand the Employee receives in connection with the foregoing.
2.Term of Employment. The Company will employ the Employee on an at-will basis and the Employee accepts employment by the Company on the terms and conditions set forth herein. The Employee's employment will commence on the Effective Date and shall continue thereafter on an at-will basis until terminated by either party (the "Term"). This employment relationship shall be of no set duration.
3.Duties. During the Term of this Agreement, the Company shall employ Employee to serve as the Chief Operating Officer of the Company. The Employee will work for the Company on a "full time" basis and, subject to the supervision and direction of the Company's Chief Executive Officer and President (the "President"), to whom the Employee will directly report, will perform those duties and have such authority and powers as are delegated by the President from time to time. Employee shall devote his best efforts and full business time and attention to the performance of his duties as the Chief Operating Officer of the Company and to the furtherance of the Company's best interests and business and shall not perform services for any other business or venture that conflicts with or interferes with the performance of Employee's duties for the Company without the prior written consent of the President, which consent may be withheld in the President's sole and absolute discretion. Employee shall perform his duties and responsibilities to the best of Employee's abilities in a diligent, trustworthy, businesslike, and efficient manner, which duties shall include, but not be limited to, those set forth on Exhibit A, if any, attached hereto and incorporated herein.

4.Compensation.
(a) Base Salary. As compensation for Employee's employment with the Company, the Company agrees to pay Employee an annual base salary at the rate of $800,000.00 payable in accordance with the Company's normal payroll schedule (the "Base Salary"). The Base Salary may be increased over time in the sole and absolute discretion of the Company. The Company shall withhold from any amounts payable under this Agreement all applicable withholdings, including, without limitation, federal, state or local taxes, as required.
(b)Bonus – Employee shall be entitled to receive one or more annual bonuses pursuant to the terms set forth on Exhibit B attached hereto and incorporated herein.
(c)Payment of Bonus. Employee shall be eligible to participate in the Company's annual bonus arrangement(s) or plan(s) as in effect from time to time for similarly situated employees and earn compensation thereunder (a "Bonus" or collectively, "Bonuses"), subject to the terms and conditions for such Bonuses. Except for the contractual Signing Bonus defined below, any Bonus is discretionary and is subject to the approval of the Board of Directors of Dream Finders Homes, Inc. (the "Board") (or a committee thereof) in its discretion and shall be paid, if at all, no later than March 31 of the applicable calendar year. In addition, 50% of the Bonus will be paid in cash, and 50% shall be payable in the form of a restricted stock award covering a number of shares of the Company's Class A Common Stock (the "Common Stock") (subject to the terms of the Dream Finders Homes, Inc.’s 2021 Equity Incentive Plan (as amended from time to time, the "Plan") with an aggregate grant date fair market value equal to 50% of such Bonus (each, a "Bonus RSA"), which shall be granted under and pursuant to the terms and conditions of the Company's Equity Incentive Plan then in effect and standard form of restricted stock award agreement.
Subject to Section 4(f) and Section 4(i) herein, upon termination of this Agreement for any reason not governed by Section 4(f) or Section 4(i) of this Agreement, any portion of the Bonus and/or the Signing Bonus (hereinafter defined) that remains unpaid and/or unvested as of the date of such termination ("Accrued Unpaid Bonuses") shall be deemed unconditionally forfeited and relinquished and the Company shall have no obligation to pay such Accrued Unpaid Bonuses. Without limiting the generality of the foregoing, in the event the Company terminates the Employee for Cause (hereinafter defined), and without limiting any other remedies available to the Company set forth in this Agreement or under applicable law, the Company shall have no obligation to pay any Accrued Unpaid Bonuses (including, without limitation, any unvested or unpaid Signing Bonus). As used herein, the term "Cause" shall mean:
i.the Employee's breach of this Agreement, where such breach is incapable of remedy, or, if the breach is capable of remedy, the failure by the Employee to remedy such breach as soon as is practicable and in any event within not more than ten (10) days of receiving written notice from the Company specifying the breach and requiring it be remedied within such ten (10) day period. Without limiting the generality of the foregoing, a breach shall mean, without limitation, failure to perform Employee's lawful duties hereunder, including failure to adhere to distributed policies and procedures of the Company (including, without limitation, those policies referenced in Section 16 herein);
ii.the commission of any act or inaction of fraud, embezzlement, theft or other dishonesty by the Employee;
iii.the arrest, indictment or conviction of the Employee by a legal authority or plea by the Employee of guilty or nolo contendere for commission of:
1.any crime constituting a felony in the jurisdiction in which committed: or
2.any crime involving moral turpitude (whether or not a felony); or
3.any other criminal act involving dishonesty, fraud or misrepresentation (whether or not a felony);
iv.willful malfeasance or knowing misconduct by the Employee which causes damage to the Company or any of its respective businesses, officers, directors, employees; or
v.the Employee engaging in any act of dishonesty, act of conflict of interest, breach of fiduciary duty and/or breach of loyalty against the Company.

(d)Fringe Benefits. In addition to the foregoing compensation, the Employee shall be entitled to the benefits generally available to Company employees from time to time pursuant to Company programs, including, without limitation: personal leave, paid holidays, sick leave, 401(k), disability, dental, vision, group sickness, accident and/or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, as well as any other fringe benefit programs which may be established by the Company for which Employee is eligible. Nothing herein shall affect the Company's ability to modify, alter, terminate or otherwise change any benefit plan it has in effect, at any time, to the extent permitted by law.
(e)Section 409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company commence payment or distribution to the Employee of any amount that constitutes "nonqualified deferred compensation" within the meaning of Section 409A of the Code, earlier than the earliest permissible date under Section 409A of the Code that such amount could be paid or distributed without the imposition of additional taxes or interest under Section 409A of the Code. If any payments or distributions are delayed pursuant to the immediately preceding sentence, the Company will accrue such amounts without interest during such period as the payment or distribution may be required to be deferred under Section 409A of the Code, and will become payable in a lump-sum payment on the first business day that such amount could be paid or distributed without additional taxes or interest being imposed under Section 409A. The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Agreement complies with Code Section 409A.
(f)Severance. In the event the Company terminates this Agreement for any reason other than for Cause within the first three (3) years of the Effective Date, Employee shall be entitled to receive severance in the amount of (i) twelve (12) months of Employee’s Base Salary for the calendar year of such termination which shall be paid in the ordinary course of the Company’s payroll (and not in a lump sum) over such 12-month period less all required and appliable withholdings, deductions and/or taxes, (ii) the Signing Bonus, which Signing Bonus shall vest in the normal vesting schedule pursuant to the applicable Bonus RSA and the Plan (and not in a lump sum payment or accelerated vesting), and (iii) only to the extent not already paid by the Company in the calendar year of termination, the cash portion of the Bonus for the calendar year of such termination, which cash portion of the Bonus shall be paid by the Company in three (3) equal annual installments with the first installment commencing with the year of termination (collectively, “Severance”). Payments to and benefits for Employee under this Section 4(f) of this Agreement are expressly contingent upon Employee's execution of a waiver and release ("Release") in substantially the form attached hereto as Exhibit C (subject to insertion of the applicable information where indicated) that is not revoked by Employee during any applicable seven (7)-day revocation period provided in the Release (which shall release and discharge the Company and its Affiliates, and their officers, directors, managers, executives and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive's employment with the Company or its Affiliates or the termination of such employment). Notwithstanding anything to the contrary herein, in the event (i) Employee resigns and/or terminates this Agreement for any reason, or (ii) the Company terminates this Agreement for Cause, then Employee shall have no right to receive any amounts set forth in this Section 4(f).
(g)No Ownership Interest Granted. Employee expressly acknowledges and agrees that nothing in this Agreement grants or issues any direct or indirect ownership or equity interest in the Company or any of the Company's Affiliates (hereinafter defined) and subsidiaries, including, without limitation, the Holding Company (hereinafter defined). Employee acknowledges and agrees that any and all awards of equity in the Company or any of its affiliates, including Common Stock, are subject to the execution and terms of the applicable Bonus RSA and the Plan.
(h)Signing Bonus. Employee shall receive a signing bonus consisting of a restricted stock award covering Common Stock equal to Six Million Dollars ($6,000,000.00) as of the Effective Date (the “Signing Bonus”), which Signing Bonus shall be granted under and pursuant to the terms and conditions of the Plan and standard form of restricted stock award agreement, including the vesting and forfeiture provisions more particularly set forth therein.

(i)Death; Disability; Change of Control. In the event of the termination of this Agreement as a result of Employee’s death, Disability (hereinafter defined) or a Change of Control (hereinafter defined), Employee (or Employee’s estate, as applicable based on the foregoing), shall receive an amount equal to (i) twelve (12) months of Employee’s Base Salary for the calendar year of such termination which shall be paid in the ordinary course of the Company’s payroll (and not in a lump sum) over such 12-month period less all required and appliable withholdings, deductions and/or taxes, and (ii) any Accrued Unpaid Bonus (including any unvested or unpaid Signing Bonus, which shall accelerate and fully vest automatically upon a Change of Control or Employee’s death or Disability) which shall vest and be paid pursuant to the applicable Accrued Unpaid Bonus vesting and payment schedule (and not in a lump sum). With respect to a Change of Control, the Employee shall also receive an automatic acceleration and full vesting of all unvested Common Stock subject to any Bonus RSA. With respect to the Employee’s death or Disability, any unvested Common Stock subject to a Bonus RSA shall vest in the vesting schedule pursuant to the Bonus RSA and Plan (and not an automatic acceleration and full vesting).
As used in this Section 4(i), the term "Disability" means Employee is unable to perform the essential functions, duties and obligations of Employee’s position with the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days as a result of one or more physical or mental impairments. As used in this Section 4(i), the term "Change of Control" means any transaction which results in a change in control of the beneficial ownership of the Company such that Patrick Zalupski would beneficially own (directly or indirectly) less than fifty percent (50%) of the issued and outstanding equity interests of the Company (taking into account all classes of equity of the Company and the Company’s parent companies, including, without limitation, all of the Class A shares and Class B shares of Dream Finders Homes, Inc.).
5.Company Property. All correspondence, records, documents, software, promotional materials, customer lists, prospect lists and other Company property, including all copies (including electronic copies), which come into the Employee's possession or control by, through or in the course his employment, regardless of the source and whether created by the Employee, are the sole and exclusive property of the Company, and upon the termination of the Employee's employment, with or without Cause, and on the Company's request, Employee shall return to the Company all such property of the Company so requested by the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever. The provisions of this Section 5 shall survive termination of this Agreement.
6.Restrictive Covenants. The Employee acknowledges through Employee's employment with the Company, that the Employee will: (i) learn and understand certain valuable confidential business information and business relationships of the Company and Dream Finders Holdings LLC, a Florida limited liability company (the "Holding Company") and/or any other company that is owned directly or indirectly by the Holding Company as of the Effective Date or in the future (the Holding Company the companies owned directly or indirectly by the Holding Company now or in the future, collectively, the "Affiliates" and each, an "Affiliate")); (ii) benefit from the Company's and its Affiliates' goodwill associated with their ongoing operations, geographic location, and marketing; and (iii) learn and benefit from the Company's and its Affiliates' other legitimate business interests referenced in Section 542.335, Florida Statutes, as amended from time to time. The Employee acknowledges that this information and relationships, if used improperly, could cause serious detrimental harm to the Company and its Affiliates. As an inducement to the Company to enter into this Agreement, the Employee agrees as follows:
(a)Non-Compete. Except as may otherwise be specifically set forth in this Agreement, for so long as the Employee is employed by the Company, and for a period of twelve (12) months after (i) termination of the Employee by the Company for Cause or (ii) after resignation by the Employee and/or termination of this Agreement by the Employee for any reason, the Employee shall not, directly or indirectly, provide any services, or enter into, engage in, be employed by, or consult with any private company or business or any publicly traded company or business, regardless of form (e.g., partnership, joint venture, professional association or other type of corporation, limited liability corporation, sole proprietorship or otherwise), that is involved in the development, construction, lease, sale, and/or purchase of residential subdivisions and/or residential dwellings (collectively, the "Business"), or that is otherwise in competition with the Company and its Affiliates, within the Restricted Area (as defined below), provided, however, in the event that the Company terminates the Employee without Cause, the foregoing restrictive covenant shall apply only to private companies or businesses that are involved in the Business for the twelve-month time period set forth above.
(b)Restricted Area. The Restricted Area shall mean any county or parish in any state, and/or any county or parish contiguous to any such county or parish where the Company and its Affiliates: (i) has its principal place of business or registered office in any state, (ii) owns real property used or intended to be used in connection with the Business; (iii) has an ongoing real estate development project related to the Business; and/or (iv) is actively pursuing the Business.

(c)Prohibition Against Solicitation. Except as may otherwise be specifically set forth in this Agreement, for so long as the Employee is employed by the Company, and for a period of twenty-four (24) months thereafter, the Employee shall not, directly or indirectly, solicit or otherwise communicate with any of the Company's and its Affiliates' current, former or prospective customers, investors, consultants and/or vendors ("Prohibited Person") on the Employee's behalf or on behalf of any other person or entity for any Prohibited Purpose. The term "Prohibited Purpose" means the purpose of (i) causing such Prohibited Person(s) to terminate their professional or payment relationship with the Company and/or its Affiliates, and/or (ii) engaging in any direct or indirect business transaction with a Prohibited Person other than in furtherance of the Company's and/or its Affiliates' Business purposes. A prospective customer, investor, consultant, or vendor is defined as any person or entity which the Company and/or its Affiliates have actively solicited or provided services to or which the Company and/or its Affiliates have utilized to seek investment, business expansion or growth, advice or assistance, or otherwise to expand or develop the Company's and/or its Affiliates' operations or resources during the twenty-four (24) months prior to termination of this Agreement. If any such Prohibited Person contacts the Employee or the Employee contacts a Prohibited Person for any Prohibited Purpose, the Employee shall notify the Prohibited Person of the existence of this Agreement and shall notify the Company of such contact immediately.
(d)Prohibition Against Solicitation of Employees. For so long as the Employee is employed by the Company, and for a period of twenty-four (24) months thereafter, the Employee shall not, directly or indirectly, solicit, induce, or attempt to induce any of the Company's and/or its Affiliates' (i) then-current employees and/or independent contractors to leave the employment of the Company and/or its Affiliates or otherwise curtail their relationship with the Company and/or its Affiliates to work for a business which competes with the Company and/or its Affiliates, or (ii) former employees and/or independent contractors to work for a business which competes with the Company and/or its Affiliates. A former employee and/or independent contractor is defined as any person or entity with which the Company has employed or had an independent contractor relationship with, as the case may be, during the twenty-four (24) month period prior to the solicitation.
(e)No Disparagement. During the term of Employee's employment Employee shall not criticize, ridicule or make any statement which disparages or is derogatory of the Company or any person affiliated with the Company in any communications with any subordinate, customer or client, vendor or supplier of the Company or in any public statement.
(f)Automatic Extension of Restricted Time Period. The period of time during which the Employee is prohibited from engaging in certain business practices pursuant to this Section 6 shall be extended by the length of time during which the Employee is in breach of such covenants.
(g)Restrictive Covenants as Essential Elements of this Agreement. It is understood by the Employee that the restrictive covenants set forth in this Section 6 are essential elements of this Agreement, and that, but for the agreement of the Employee to comply with such covenants, the Company would not have agreed to enter into this Agreement. The Employee acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company's and its Affiliates' legitimate business interests, and that the enforcement of the provisions of this Section 6 shall not result in an unreasonable deprivation of the right of the Employee to earn a living. The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
(h)Divisibility of Covenants. If any portion of the covenants set forth in this Section 6 are held to be invalid, unreasonable, arbitrary, or against public policy, then such portion of such covenants shall be considered divisible both as to time and geographical area. If any aspect of the restrictive covenants contained in this Section 6 is deemed by a court of competent jurisdiction to be too broad as to time, area or restricted activity, then such defective aspect shall be reduced to such scope as is reasonable and enforceable, and the restrictive covenant as so modified shall be enforceable by injunction or any other legal or equitable remedy.

(i)Survival of Restrictive Covenants. The restrictive covenants and the duties, obligations and responsibilities of the Employee herein shall be deemed independent and separable from the rest of this Agreement and shall survive the execution and any termination or expiration hereof, and in the event of termination or expiration hereof shall continue to bind the parties hereto and continue in full force and effect until each and every obligation herein shall have been fully performed.
(j)Assignability of Restrictive Covenants. The Employee hereby acknowledges and agrees that the restrictive covenants and the duties, obligations and responsibilities of the Employee in this Section 6 and the Company's rights provided in this Section 6 are assignable by the Company and shall be enforceable by the Company's successors and/or assigns.
(k)Affiliates as an Express Third-Party Beneficiary. With respect to the restrictive covenants contained within this Section 6, the Affiliates are the express third party beneficiaries of these provisions, and they are expressly authorized to bring a lawsuit hereunder in the event that the Employee breaches the terms of this Agreement.
7.Protection of Confidential Information. Employee agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company, and/or its Affiliates and that is generally understood in the industry as being confidential and/or proprietary information is the sole and exclusive property of the Company, and/or its Affiliates as the case may be. The Employee agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (collectively, "Confidential Information") relating to the Company or its Affiliates or their respective customers, which Confidential Information shall have been obtained during his employment with the Company. This Confidential Information shall include, but not be limited to, information regarding the Company's and/or its Affiliates' trade secrets, inventions, patent, trademark and copyright applications, cost and pricing data, customer and supplier lists, specifications, financial data, schematics, and prototypes. Employee agrees that he will not, at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company. Employee further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes or written, photographic, magnetic or other documents or tangible objects compiled by him or made available to him during the Term of his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the sole and exclusive property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon the Company's request.
8.Assignment of Inventions. All processes, inventions, patents, copyrights, trademarks, and other intangible rights (collectively, the "Inventions") that may be conceived or developed by Employee, either alone or with others, during the Term of Employee's employment, whether or not conceived or developed during Employee's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Company was used, or that relate at the time of conception or reduction to practice of the Invention to the business of the Company or to Company's actual or demonstrably anticipated research and development, or that result from any work performed by Employee for Company, will be the sole property of Company, and Employee hereby assigns to the Company all of Employee's right, title and interest in and to such Inventions. Employee must disclose to Company all Inventions conceived during the Term of employment, whether or not the Invention constitutes property of Company under the terms of the preceding sentence, but such disclosure will be received by Company in confidence. Employee must execute all documents, including patent applications and assignments, required by Company to establish Company's rights under this Section.
9.Injunctive Relief. Employee understands that, in the event he breaches any restrictive covenant set forth in this Agreement, the Company may suffer irreparable harm and will, therefore, be entitled to seek injunctive relief in a court of competent jurisdiction to enforce this Agreement without posting a bond or other guarantee. This provision is not a waiver of any other rights which the Company may have under this Agreement, including, without limitation, the rights and provisions set forth in Section 15 and the right to recover attorneys' fees and costs to cover the expenses it incurs in seeking to enforce this Agreement, as well as to any other remedies available to it, including money damages.

10.Binding Agreement. This Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Employee from Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors, and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound at the election of the surviving company, by the provisions of this Agreement. The parties understand that the obligations of the Employee are personal and may not be assigned by the Employee. Except as otherwise expressly provided in this Agreement, the provisions of Sections 1, 5, 6, 7, 8, 9, 10, 12, 13, 14 and 15 shall survive the execution and any expiration or termination of this Agreement for any reason.
11.Headings. The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.
12.Non-Conflict Representation. In order to prevent conflicts of interest, Employee acknowledges it has an obligation to disclose to the Company if Employee owns, directly or indirectly, any equity interest in any vendor or other company utilized by the Company or for which the Company pays for services or products (collectively, "Company Vendors"). Accordingly, to except as expressly disclosed by the Employee to the Company in writing, the Employee does not own, directly or indirectly, any equity interest in any Company Vendors. The Employee shall have an ongoing obligation during Employee's employment with the Company to disclose in writing any ownership with a Company Vendor within three (3) business days after the Employee acquires any such direct or beneficial ownership. This Section 12 shall not apply if any Company Vendor is a publicly traded company.
13.Waiver of Jury Trial. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY TERMS OR PROVISIONS OF THIS AGREEMENT.  NO PARTY SHALL SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH THE RIGHT TO A TRIAL BY JURY HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH THE RIGHT TO A TRIAL BY JURY CANNOT BE, OR HAS NOT BEEN, WAIVED.  THE TERMS AND PROVISIONS OF THIS SECTION 14 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE TERMS AND PROVISIONS HEREOF SHALL NOT BE SUBJECT TO ANY EXCEPTIONS.  NO PARTY HAS IN ANY WAY AGREED WITH, OR REPRESENTED TO, ANY OTHER PARTY THAT THE TERMS AND PROVISIONS OF THIS SECTION 14 WILL NOT BE ENFORCED FULLY IN ALL INSTANCES.
14.Governing Law and Venue. The laws of the State of Florida shall govern the validity, enforcement and interpretation of this Agreement. Except as to any claims that are to proceed before an arbitrator pursuant to the terms of Section 15 of this Agreement, the parties hereto agree that the sole and exclusive venue for any and all actions, suits, or other legal proceedings arising under the Agreement or related thereto shall lie in the appropriate court of competent jurisdiction in Duval County, Florida. Without limiting the generality of anything contained herein, the Company and Employee expressly acknowledge and agree that the laws of the State of Florida have a material and substantial relationship to the parties hereto. The parties hereby further irrevocably waive any objection to venue, personal jurisdiction, or forum non conveniens for any action commenced pursuant to the terms herein, including, without limitation, any action initiated pursuant to Section 15(a) or any action seeking injunctive relief.
15.Agreement to Arbitrate Disputes.
(a)Arbitration. Any disputes arising under or in connection with this Agreement (each a "Claim" and collectively, "Claims") that Employee may have against the Company or the officers, directors, employees or agents of the Company in their capacity as such or otherwise, or that the Company may have against Employee, shall be resolved solely and exclusively by binding arbitration by a single arbitrator with an arbitration service to be selected by the mutual agreement of the parties to be held in Duval County, Florida, provided in the event the parties cannot mutually agree on an arbitrator, then the American Arbitration Association shall be the arbitration service provider. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction in Duval County, Florida. The Claims covered by this Section 15 do not include any claims made by either the Company or Employee for injunctive relief, including, without limitation, injunctive relief to enforce the provisions of Section 6 of this Agreement. To the extent any injunctive relief is sought and awarded to a party, the losing party shall reimburse on demand all of the prevailing party's costs and expenses in connection with filing for such injunctive relief, including, without limitation, all court filing fees, attorneys' fees and costs, and paralegals' fees and costs.

(b)Costs of Arbitration. While the parties to any arbitration will initially split the costs and expenses of the arbitration, the losing party shall be required to reimburse the prevailing party for its portion of the costs and expenses. In addition, and in accordance with applicable law, the arbitrator shall require the losing party to pay the prevailing party its other costs and reasonable attorneys' fees and costs and paralegals fees and cost, including through any appeals until the judgment upon the arbitration award is entered by a court of competent jurisdiction in Duval County, Florida. In addition to the foregoing, to the extent a party files an action in any state or federal court in violation of this Section 15, the non-filing party shall be entitled to immediately recoup on demand from the filing party any and all fees, costs and expenses associated or otherwise related to compelling arbitration pursuant to the terms hereof, including, without limitation, all attorneys' fees and costs, court costs and travel costs associated with any hearing(s) to compel arbitration. Thereafter, the filing party shall be required to reimburse the non-filing party for such costs and expenses prior to commencing the arbitration action, and the parties agree that the arbitrator shall be authorized to order and compel such payment upon commencement of arbitration in the event such payment has not been made prior to commencing the arbitration action.
(c)Application of Law by Arbitrator. Resolution of Claims shall be based solely upon the law governing the claims and defenses asserted. The Federal Rules of Civil Procedure shall apply to any arbitration proceeding under this Agreement. All claims must be brought under the Agreement within the applicable limitations period for filing a lawsuit regarding the event or occurrence giving rise to the Claim. If no Claim is timely brought, that dispute is waived and forever barred. The arbitrator shall have the authority of a trial court judge sitting without a jury, but may not add to, modify, invalidate or ignore any provision of this Agreement, nor may the arbitrator invoke any basis other than controlling law.
(d)No Private Right of Action. No reference in this paragraph to any particular claim shall create a private right of action in favor of Employee or Company that does not otherwise exist in law.
16.Workplace Guidelines. Employee acknowledges that he has received a copy of the Company's code of business conduct and ethics, workplace guidelines and employee handbook, which further acknowledges may be updated from time to time in the Company's sole and absolute discretion. Employee acknowledges that he has reviewed and is familiar with the Company's code of business conduct and ethics, workplace rules and guidelines and agrees to comply with such provisions including, without limitation, the Company's nondiscrimination policy.
17.Notices. Any notice or other communication that one party desires to give to the other under this Agreement shall be in writing, and shall be deemed effectively given upon (i) personal delivery; (ii) the next business day following deposit in any United States mail box, by overnight U.S. express mail, postage prepaid, return receipt requested, addressed to the other party at the address set forth below or at such other address as a party may designate by fifteen (15) days' advance notice to the other party pursuant to the provisions of this Section; or (iii) delivery by any express service which results in personal delivery to the other party; or (iv) the date sent if such notice or communication is sent via e-mail, provided that the parties are able to establish that such e-mail that was intended as notice under this Agreement was received by the intended recipient.

If to Employee:	Clint Szubinski 500 Sylvan Drive Winter Park, FL 32789

If to Company:	Dream Finders Homes LLC 1470 Philips Highway, Suite 300 Jacksonville, Florida 32256 Attn: Patrick Zalupski, President and Chief Executive Officer

With a copy to:	Dream Finders Homes LLC 1470 Philips Highway, Suite 300 Jacksonville, Florida 32256 Attn: Robert E. Riva, Jr., Esq., General Counsel

18.Counterparts and Facsimile/Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or digital imaging or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.
19.Review of Agreement. Employee acknowledges that Employee (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel of Employee's choice, (b) has had an opportunity to engage legal counsel licensed in the State of Florida (or any other jurisdiction desired by Employee) to review, advise, comment and negotiate the terms and provisions of this Agreement, (c) is freely and voluntarily entering into this Agreement, and (d) has not relied upon any representation or statement (whether oral or written) made by Company (or its Affiliates, equity holders, agents, officers, representatives, employees, and attorneys) with regard to the subject matter or effect of this Agreement that is not expressly stated herein.
20.Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. No covenant, condition, duty, obligation or undertaking that is part of this Agreement shall be waived except by the written consent of the party giving such waiver.
21.Merger; Integration. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior or contemporaneous written or oral agreements between the parties (including, without limitation, any offer letter for the employment set forth in this Agreement). No modification or amendment of any of the terms or provisions of this Agreement may be made otherwise than by a written agreement signed by the parties hereto.
22.Severability/Judicial Modification. Without limiting the generality of Section 6(h), the parties expressly agree that the provisions of this Agreement are fully severable. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. Further, should any provisions within this Agreement ever be reformed or rewritten by judicial body, such provisions as so rewritten shall be binding upon the parties hereto.
23.Condition Precedent. Notwithstanding anything to the contrary herein, the Employee and Company each acknowledge and agree that it is an express condition precedent for the effectiveness of this Agreement that any and all restrictive covenants (including, without limitation, any non-competition or non-solicitation provisions or restrictions with respect to any prior employers or other engagements to perform work) and/or any other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with the Employee's acceptance of continued employment by the Company or the performance of all duties and services for the Company to the fullest extent of the Employee's ability and knowledge as set forth in this Agreement shall have unconditionally and fully expired and are of no further force and effect. Accordingly, unless and until the satisfaction of the express condition set forth in this Section 23, Employee and the Company each further acknowledge and agree that Employee shall not perform, directly or indirectly, and the Company shall not compensate Employee, directly or indirectly, for any services or other work that could reasonably be determined to breach or violation any restrictive covenants or other obligations or commitments that Employee may be subject to.
[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement subject to the terms and conditions set forth herein.

COMPANY: DREAM FINDERS HOMES LLC a Florida limited liability company By: /s/ Patrick Zalupski Patrick Zalupski President and Chief Executive Officer Date: June 1, 2026	EMPLOYEE: /s/ Clint Szubinski Clint Szubinski Date: June 1, 2026

EXHIBIT A
Employee Duties
Oversee and manage all aspects of the Company’s operations in order to ensure maximization of company profits including land, construction, purchasing, sales, customer experience, etc. In addition, the position provides leadership, direction and administration of all aspects of the division activities to ensure accomplishment of objectives.
Responsibilities:
Maximize profits through establishing business plan, achieving forecasts, and ensuring customer satisfaction for all divisions.
Coordinate short- and long-range financial development and management of all divisions.
Communicate with the President, Board, Regional Presidents to achieve corporate goals as well as division goals.
Ensure Division is in compliance with the Company’s policies, procedures, and Corporate Compliance Program, as well as with federal, state, and local regulations.
Provide regular reports to the Board regarding division activities.
Overall responsibility for recruitment, hiring, staff development, work scheduling, evaluation, discipline, salary recommendations, terminations, and retention of the Company’s staff, subject to appropriate input at division levels.
Maintain professional affiliations and enhance professional growth and development to keep current in latest issues related to industry.
[TO DISCUSS FURTHER ITEMS]

EXHIBIT B
Bonuses
Up to two percent (2%) of the Company’s 2026 pre-tax income (per the Company’s standard accounting practices and procedures) capped at Ten Million Dollars ($10,000,000.00) for the total potential Bonus payment, as further measured as follows: (i) up to Five Million Dollars ($5,000,000.00) tied to meeting or exceeding the Company’s pre-tax income target for 2026 as set by the Company’s management’s business plan, (ii) up to Two Million Five Hundred Thousand Dollars ($2,500,000.00) tied to meeting or exceeding the Board plan pre-tax income target for 2026, and (iii) up to Two Million Five Hundred Thousand Dollars ($2,500,000.00) tied to meeting or exceeding certain targets set by the Company’s management including, without limitation, metrics regarding return of equity, closings, sales, and land pipeline.
Without limiting the generality of anything in this Agreement, Bonuses for years 2027 and after shall be determined in the sole and absolute discretion of the President and the Board.

EXHIBIT C
SEVERANCE AND RELEASE AGREEMENT
THIS SEVERANCE AND RELEASE AGREEMENT (this "Release") effective as of the Effective Date (hereinafter defined) is made by and between CLINT SZUBINSKI ("Employee"), and DREAM FINDERS HOMES LLC, a Florida limited liability company (together with its parents, affiliates, and subsidiaries, the "Company") (collectively, Employee and Company will be referred to as the "Parties").
Recitals
A.WHEREAS, Employee and the Company are parties to that certain Employment Agreement dated __________, 2025 (as amended from time to time, the "Agreement"); and
B.WHEREAS, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.
C.WHEREAS, Employee and the Company acknowledge and agree that the Agreement has terminated (except for those provisions that survive termination as set forth therein) as of ____________.
D.WHEREAS, pursuant to Section 4(f) of the Agreement, the Parties mutually agree to execute this Release.

Agreement
NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:
1.RECITALS. The recitals above are true and correct and are incorporated herein.
2.GENERAL RELEASE OF CLAIMS. This Release shall constitute a waiver and release of all claims Employee has or might have under federal, state or local law (including, but not limited to, actions for compensatory damages, pain, suffering and emotional distress) against the Company and the Releasees (hereinafter defined).
a.Employee hereby knowingly and voluntarily unconditionally releases and forever discharges the Company, its parent company, general partners, limited partners, predecessors, successors, assigns, subsidiaries, affiliates (including, without limitation, Dream Finders Holdings, LLC, a Florida limited liability company, and Dream Finders Homes, Inc., a Delaware corporation), and insurers, and their past, present and future directors, officers, shareholders, members, employees, agents, insurers and attorneys, both individually and in their capacities as directors, officers, shareholders, members, employees, agents, insurers and attorneys (collectively, "Releasees"), of and from any and all claims, whether known, unknown, anticipated, unanticipated, disclosed or undisclosed, against the Company or any of the Releasees which Employee has or might have as of the date of Employee's execution of this Release, including, but not limited to, any claims connected with the Release, the Agreement, Employee's employment, and Employee's separation from the Company. Such claims include, but are not limited to, any claim that has been, could have been, or could be alleged under: Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990 ("ADA"), as amended; The Age Discrimination in Employment Act of 1967 ("ADEA"), as amended; The Family and Medical Leave Act, as amended; The Worker Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; Any action for violation of public policy, in contract, in tort, or at common law; or Any claim for fees, costs, or other expenses including attorneys' fees incurred in these released matters.
b.Employee is not waiving any rights s/he may have to: (1) their own vested accrued employee benefits under the Company's health, welfare, or retirement benefit plans as of the date their employment with the Company ended; (2) benefits and/or the right to seek benefits under applicable workers' compensation and/or unemployment compensation statutes; (3) pursue claims which by law cannot be waived by signing this Release; (4) enforce this Release; and/or (5) challenge the validity of this Release.
c.Nothing in this Release prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, SEC, etc.), nor does anything in this Release preclude, prohibit, or otherwise limit, in any way, Employee's rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.
d.If any claim is not subject to this release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any of the other Releasees is a party.

3.SEVERANCE. In exchange for the covenants and promises made herein by Employee, and subject to Employee’s obligations that survive the Agreement (including, without limitation, Section 6 of the Agreement), the Company shall pay or provide Employee the following:
a.Twelve (12) months of Employee’s annual Base Salary equal to $___________ less any applicable taxes and withholdings, paid to Employee in the Company’s normal payroll. For the avoidance of doubt, the amount set forth in this Section 3.a. shall not be a lump sum payment.
b.The Accrued Unpaid Bonuses, if any, more particularly described on Exhibit A attached hereto and incorporated herein. The Accrued Unpaid Bonuses, if any, shall be paid in the applicable vesting and/or payment schedule under the respective Accrued Unpaid Bonus. Nothing in this Section 3.b. shall accelerate or otherwise modify the vesting and/or payment of any Accrued Unpaid Bonuses, if any. If Exhibit A is left blank, the Accrued Unpaid Bonus shall be deemed “none”.
c.Except as set forth in this Section 3, Employee acknowledges and agrees that no further amounts are due and owing to Employee by the Company including, without limitation, any cost reimbursements, bonuses or commissions.
4.TAXABILITY OF SETTLEMENT SUM.
a.The Company makes no representation as to the taxability of the Settlement Sum or the forgiveness of the Indebtedness, or the tax consequences or liability arising from said payment and forgiveness. To the maximum extent permitted by law, Employee agrees to pay federal or state taxes, if any, which are required by law to be paid with respect to the Settlement Sum and the forgiveness of the Indebtedness. Moreover, Employee agrees to indemnify the Company and Releasees and hold the Company and Releasees harmless from any interest, taxes or penalties assessed against, or arising from, any payment of the Settlement Sum and any forgiveness of the Indebtedness under the terms of this Release.
b.This Release is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Release, payments provided under this Release may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Release that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Release in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Release comply with Section 409A and in no event shall the Company or Releasees be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
5.NON-DISPARAGEMENT. Employee covenants and agrees that he shall not make any statement (oral or written) about the Company, including Company's affiliates, subsidiaries, employees and representatives, that: (i) is disparaging or derogatory of Company; or (ii) calls into question the integrity of the Company.
6.CONFIDENTIALITY. Employee agrees that the terms and conditions of this Agreement shall remain confidential and s/he shall not disclose such terms to any other person, other than such persons whose knowledge is necessary to carry out and implement the settlement provisions set forth herein and except: (1) to the extent such disclosure is required for enforcement of this Agreement or (2) with the express written consent of the Company or (3) as otherwise required by federal or state law. Notwithstanding the foregoing, nothing in this Section 6 shall prohibit either of the Parties from providing or filing a copy of this Agreement in any judicial or dispute resolution proceeding for purposes of enforcing the provisions hereof or establishing the Agreement's existence, provided Section 3 shall be redacted in its entirety. Notwithstanding anything to the contrary herein, nothing in this section shall preclude Employee from disclosing, discussing, or sharing the terms of this Release to: their spouse, immediate family, attorney(s), accountant(s), tax advisor(s), financial advisor(s), in response to legal process or subpoena, and/or as may be required by law or court order.

7.AFFIRMATIONS.
a.Employee affirms that s/he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Company or Releasees in any forum or form.
b.Employee further affirms that s/he has, if required, reported to Company all hours worked as of the date of this Release. Employee further affirms that s/he has been paid and/or received all paid leave, compensation, wages, bonuses, commissions, and/or benefits from the Company to which s/he may have been entitled. Employee acknowledges and agrees that the Company owes them no other paid leave, compensation, wages, bonuses, commissions, and/or benefits except as set forth in this Release.
c.Employee further affirms that s/he has no known workplace injuries or occupational diseases, has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and has not been retaliated against for taking such leave.
d.Employee further affirms that as of the date s/he signs this Agreement, s/he is not Medicare eligible (i.e., is not 65 years of age or older; is not suffering from end stage renal failure; has not received Social Security Disability Insurance benefits for 24 months or longer, etc.). Relying on these representations, no Medicare Set Aside Allocation (“MSA”) is being established. Nonetheless, if the Centers for Medicare & Medicaid Services (“CMS”) (this term includes any related agency representing Medicare’s interests) determines that Medicare has an interest in the Settlement Sum, Employee agrees to indemnify, defend and hold the Company and Releasees harmless from any action by CMS relating to medical expenses of Employee. Employee agrees to reasonably cooperate with the Company and Releasees upon request with respect to any claim that the CMS may make and for which Employee is required to indemnify the Company and/or Releasees under this paragraph. Further, Employee agrees to waive any and all future actions against the Company and Releasees for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).
8.COOPERATION. Employee agrees to cooperate in good faith with Company as needed by Company following the Effective Date. Employee agrees to be available at reasonable times and places to provide to Company information and cooperation relating to any matters within Employee's knowledge as a result of, or concerning, their employment with Company, including, but not limited to, information that may be germane to any legal matters which may arise in the future.
9.REQUIRED NOTIFICATIONS UNDER THE OLDER WORKERS BENEFIT PROTECTION ACT. Employee agrees:
1)that Employee is releasing claims that s/he may have under the ADEA;
2)that Employee has read and fully understands the terms of this Release;
3)that Employee has agreed to execute this Release knowingly and voluntarily;
4)that Employee has the right to consult with an attorney prior to executing this Release and either has done so or agrees that s/he has been advised to do so;
5)that Employee is releasing only those claims arising prior to the Effective Date of this Release;
6)that Employee has had twenty-one (21) days in which to consider this release of claims under the ADEA, which Employee acknowledges to be a reasonable and sufficient period of time for review, deliberation and negotiation;
7)that Employee has full knowledge of the implications of such settlement and release of claims; and
8)that Employee may revoke their release of their actual or potential ADEA claims for a period of seven (7) days from the later of (i) date of their execution of this Release or (ii) the Effective Date by delivering a written notice of revocation to Robert E. Riva, Jr., General Counsel at 14701 Philips Highway Jacksonville, Florida 32256.
10.BINDING EFFECT. This Release shall be fully binding upon the Employee and the Company and their respective heirs, successors, and assigns, and in complete settlement of any claims which the Employee may have against the Company or Releasees.

11.NO LIABILITY. Neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability, unlawful conduct of any kind or any violation by the Company of any of the laws identified in the General Release of Claims above.
12.GOVERNING LAW, VENUE, AND PREVAILING PARTY ATTORNEYS' FEES. This Release and any dispute arising out of it will be governed by Florida law, without giving effect to any choice of law or conflict of law rules or provisions. In the event of any dispute arising out of this Release, the sole and exclusive venue and/or forum for such a dispute will be the appropriate state or federal court in and for Duval County, Florida, and the Parties submit to the sole, exclusive personal jurisdiction of such court. The Parties hereby irrevocably waive any objection to venue, personal jurisdiction, or forum non conveniens for any action commenced in such courts. The prevailing party in any litigation arising out of, or related to this Release, such as to enforce the terms of this Release, will be entitled to recover from the non-prevailing party any attorneys' fees and costs associated with any such dispute, whether incurred in preparation of trial, at trial, or on appeal.
13.COUNTERPARTS. This Release may be executed by the parties hereto individually or in combination or in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument. Scanned and emailed or facsimile signatures shall be deemed original and binding on the parties.
14.FURTHER ASSURANCES. The Company covenants with the Employee and the Employee covenants with the Company that each will execute or procure any additional documents necessary to establish the rights of the other hereunder.
15.RETURN OF COMPANY PROPERTY. No later than five (5) business days after the Effective Date, Employee shall provide or return to the Company the following: (i) any and all property, devices, documents, or other information belonging to the Company in Employee's custody, control, or possession, including, without limitation, any computers, cellular phones, laptops, books, and/or records; and (ii) all products, correspondence, reports, records, software, data compilations, charts, advertising materials, designs, plans, manuals, memoranda, lists, and other property compiled or produced by Employee or delivered to Employee during his employment with Company by or on behalf of Company or by its customers, whether or not confidential.
16.EFFECTIVE DATE. As used herein, the "Effective Date" shall be the date that the last of the parties execute this Release as set forth on the signature page.
17.FINAL AGREEMENT. This Release represents the entire agreement between the Parties relating to the matters set forth herein and supersedes and replaces all prior negotiations and agreements, written or oral, including, but not limited to, any employment agreements or documents addressing Employee's compensation whether they constitute an enforceable agreement or not. Each of the Parties acknowledge that no other party, or any agent or attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, written or oral, not contained herein, and that it has not executed this Release in reliance on any promise, representation or warranty not contained in this Release.
18.SEVERABILITY. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release.
19.AMENDMENTS. This Release may not be amended except in a writing that is signed by all Parties to the Release.
20.OPPORTUNITY TO REVIEW. Employee acknowledges that s/he is aware that by executing this Release s/he is giving up all claims that s/he may have against Releasees and their past and present directors, officers, shareholders, members, employees, agents, insurers, and attorneys. Employee acknowledges that s/he has been advised in writing to consult with an attorney and has had the opportunity to seek legal advice before executing this Release. Employee acknowledges that s/he is executing this Release voluntarily and of their own free will.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Release has been duly executed individually or by duly authorized representatives of the parties as of the Effective Date.
Employee:

__________________________
CLINT SZUBINSKI

Date: ________________, ____

Company:

DREAM FINDERS HOMES LLC

By: _____________________________

Name:___________________________

Title:____________________________

Date: ________________, ___

Exhibit A to Severance and Release Agreement
Accrued Unpaid Bonus